EXHIBIT 99.2

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, welcome to the Multimedia Games Inc., Fourth Quarter 2010 Conference Call and Webcast. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Uri Clinton, General Counsel. You may begin.

Uri L. Clinton, General Counsel

Thank you, Latoya. Today’s call and webcast contains statements about future events and expectations that are characterized as forward-looking statements within the meaning of applicable securities laws. These statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account information currently available to them.

Forward-looking statements involve risks and uncertainties that may cause actual results, performance, or financial conditions to be materially different from the expectations of future results, performance or financial condition. Please refer to the Risk Factors section of our recent SEC filings for a description of certain of these risks and uncertainties. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Today’s call and webcast may include non-GAAP financial measures within the meaning of Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in the company’s current report on Form 8-K as filed with the SEC and can be found on our website www.multimediagames.com in the Investor Relations section. Financial and operating metrics provided during today’s call and webcast maybe approximated. Please refer to the company’s financial statements as provided in the press release for definitive numbers.

Now, I’ll turn the call over to Patrick Ramsey, our CEO and President.

Patrick J. Ramsey, President and Chief Executive Officer

Thank you, Uri, and good morning everyone.  Thank you for joining us on this call.  With me here in Austin are Uri Clinton, General Counsel, Adam Chibib, Chief Financial Officer, Joaquin Aviles, Vice President of Technology, and Micki Roemer, our Senior Vice President of Sales.

This morning, we reported fourth quarter revenues of $30.5 million, and diluted earnings per share of $0.43 cents inclusive of an income tax benefit totaling $0.50 cents per share, which Adam will review in more detail.  While the fourth quarter would not have been a profitable one for us had it not been for this benefit, we are all very pleased with the results and we continue to be more optimistic that our business is moving in the right direction.   I will provide a few highlights of this quarter, and then would also like to remind you of a few our accomplishments this year.

First and foremost, in September, our Board of Directors concluded our strategic review process that began in March and I can assure you that our entire team is very focused, and in fact, excited to continue to execute our plan.  We came out of this process with plans to reduce our debt and as a result we have a significantly improved financial foundation and are now looking closely at additional uses for our cash.

On the product side, we went live with field trials in two major commercial jurisdictions – Mississippi and Louisiana.  This is a significant event for our company and initial results from product performance are encouraging.  Both our continued licensing initiative and focus on product development leave us very encouraged about our initiatives to expand into new markets.

Financially, again we had a quarter where we were able to improve our balance sheet and generate significant cash flow.  We completely paid down our revolving line of credit, which was $15 million as of June 30, 2010, which left our debt at approximately $44 million at the end of our fiscal year, with over $21 million in cash.  We sold over 300 proprietary MGAM units this past quarter, which was our second best quarter of the fiscal year and just as importantly, we showed year-over-year growth in our footprint of over 5,000 games with our major customer, the Chickasaw Nation.

Finally, after many years, the Aqueduct project has officially kicked off.  We anticipate that this will be a boost to our NY Lottery Central Determinant System revenues once it is fully operational.

For the year, we succeeded in making this a stronger company despite the closure of the Alabama charity bingo market.  We sold over 900 units in our first year of unit sales, at a time when replacement cycles and capital spend are at lows.  We began rebuilding numerous key relationships in Oklahoma mainly through the development and/or placement of our own product, and we entered or re-entered states such as California and Kansas.  We turned a challenging Mexico business into one that is profitable and generating cash.  The key to much of this success is centered around a major strategic shift that began over two years ago – an intense and disciplined focus on our own proprietary games and technologies.  We are proud of the products that we took to market in 2010, and even more excited about those in the pipeline.

I will now turn the call over to Adam Chibib, our Chief Financial Officer, who will provide more detailed financial results.  Adam?

Adam D. Chibib, Chief Financial Officer

Thank you, Pat.

The focus in 2010 was to create great products and to ensure we had the financial foundation to further execute our strategic plan.  As Pat discussed, the early response to our proprietary products has been positive, selling 930 units in our first year.  In fiscal 2010 we generated cash, strengthened our balance sheet and improved our capital structure.  The Company’s fiscal 2010 highlights include:

•	Increased year-over-year cash balances by $9.3 million, or 75%
•	Reduced year-over-year total liabilities by $36.7 million, or 34%
•	Reduced year-over-year total indebtedness by $30.4 million, or 41%
•	Reduced year-over-year net debt by $39.7 million, or 63%
•	Amended our credit agreement, giving us the flexibility to access capital, if needed, and
•	Reduced our funded net debt to Adjusted EBITDA to its lowest level all year of 0.48x versus a maximum of 1.5x Adjusted EBITDA.

Our fiscal fourth quarter represented our seventh consecutive quarter of total cash generation, which is defined as cash flow from operations, less cash flow from investing activities and our sixth consecutive quarter of free cash flow, which is defined as cash flow from operations less net capital expenditures.  For the year, the Company’s total cash generation was $38.3 million, with free cash flow of $31.7 million.  The Company ended the year with $21.8 million in cash and just over $44 million in debt, with net debt of just under $23 million.

The Company reported GAAP Net Income for the fiscal fourth quarter of just under $12 million, or $0.43 cents per diluted share, and GAAP Net Income for the full year of $2.6 million, or $0.09 per diluted share.  GAAP Net income for the quarter and for the full year was driven by the recognition of a net, income tax benefit totaling $14.1 million and $14.4 million, respectively.  The net, income tax benefit recorded in the fiscal fourth quarter and for the year related to a cumulative catch-up adjustment for a change in method for depreciating certain game licenses and other intangible assets.  These method changes, coupled with a new federal tax law that allows an elective 5-year carry-back of our net operating losses, generated the income tax benefit.

Correspondingly, the Company increased its Federal and State Income Tax receivable by $13.7 million, bringing our year-end receivable balance up to $19.7 million.  We expect to collect the Federal and State Income Tax receivable in various tranches over the next 24 months.
Revenues for our fiscal fourth quarter were $30.5 million, down $2.1 million, or 7%, year-over-year and up $1.4 million, or 5%, on a quarterly sequential basis.  During the fiscal fourth quarter, the Company sold 309 proprietary games, bringing our total for the year up to 930 units.  Revenues generated from unit sales for the fiscal fourth quarter and for the year were $4.9 million and $14.4 million, respectively.

SG&A expenses for our fiscal fourth quarter were $15.0 million, down $3.0 million, or 17%, year-over-year and up $372,000, or 3%, on a quarterly sequential basis.  For the year, SG&A expenses totaled $58.6 million, down $5.2 million, or 8%, year-over-year.

Write-offs, reserves, impairments and settlement charges for our fiscal fourth quarter totaled $1.1 million, down $8.4 million or 88% year-over-year and up $733,000 on a quarterly sequential basis.  For the year, write-offs, reserves, impairments and settlement charges totaled $5.0 million, down $14.8 million, or 75% year-over-year.

EBITDA for our fiscal fourth quarter totaled $11.6 million, up $9.7 million year-over-year and down $676,000, or 6%, on a quarterly sequential basis.  EBITDA in our prior year fiscal fourth quarter included $9.5 million in charges related to write-offs and reserves against certain assets.

Adjusted EBITDA, which is used solely for measuring compliance with certain covenants in our credit facility, was $58.3 million for the fiscal year.  Adjusted EBITDA adds interest income, stock based compensation and certain non-cash charges, not to exceed $10 million incurred in the previous 12-month period back to EBITDA.

Property and equipment, net was $48.6 million as of September 30, 2010, down $20.5 million or 30% year-over-year.  The decrease in property and equipment net is attributable to lower capital expenditures, depreciation expense and the transfer of certain assets into inventory.

Net capital expenditures for the year totaled $27.5 million, down $9.6 million, or 26%.  The decrease in capital expenditures is aligned with our strategy to reduce our reliance on third-party units and to focus on the development, deployment and sale of proprietary units.

We are pleased with the progress we made with respect to our products and our balance sheet.  We believe we have the financial foundation to execute our strategic plan.  I will now turn the call over to Pat Ramsey for updates on our core markets and for closing remarks.

Pat?

Patrick J. Ramsey, President and Chief Executive Officer

Thank you Adam.  I will take you through a bit more detail on each of our major markets, beginning with our revenue from gaming operations, which was down year-over-year $1.7 million, or 7%, and down sequentially $636,000, or 3%.

In Oklahoma, our revenues were down slightly year-over-year: approximately $148,000, or 1%, and down sequentially $708,000, or 4%.  The year-over-year decline was driven primarily by the sale of third party units in earlier periods that were previously included in the installed base.  These sales drove down our year-over-year revenues from operations by approximately $1.2 million. I am very pleased to report – for the first time this fiscal year – that revenues at Winstar, our largest property, were up year-over-year about 2%.  We are very pleased with these results given that the construction at the facility and the resulting shift of play had driven year-over-year declines in the range of 7-12% for the first 3 quarters.

In Alabama, the final charity bingo operation where our units were in operation was closed in early August, which contributed to our year-over-year decline of $1.2 million, or 61%, and our sequential decline of $351,000, or 31%.

In Mexico, our revenues were down year-over-year approximately $440,000, or 19%, and down sequentially $160,000, or 8%.

The New York Lottery business again grew, as our revenues were up year-over-year $52,000, or 2%, and up sequentially $127,000, or 6%.

On the sales side, in our fourth quarter, we sold 309 proprietary units, again mainly in the State of Washington.  For the full fiscal year, we sold 930 games in the first year of rolling out a sales strategy supported by our game development plans.

Before we open it up to Q&A, I want to express how excited and optimistic I am about the Company in my new role.  I am supported by a committed and talented group of senior executives, and we are backed up by approximately 400 employees in Austin, Oklahoma, Mexico, Washington, New York, and elsewhere who truly believe that Multimedia Games will continue on its path towards growth and profitability.  In 2011, we will be looking for growth in the sales of our own proprietary games – both in markets where we have historically been and those where we are entering for the first time.  We look to continue to provide our own proprietary product in the major footprint that we have in Oklahoma, which strengthens our position as a true strategic partner with that customer.   In addition, we believe there is a significant untapped opportunity for the Company at certain Oklahoma properties for our growing portfolio of Class II and Class III product.  Our ability to become a growth company with a sustainable business hinges around an important factor – the ability to create games and technologies that customers enjoy.  We are working hard daily to expand our product lineup, improve the quality of our offerings and continue to deliver an entertainment experience that players will embrace in greater numbers.  For those of you who plan to travel to G2E next week, we invite you to come and visit us on the show floor.  We have an exciting range of new products that are the direct result of our new approach to product development and we hope you will come and share in the excitement with us.

We will now open it up to questions.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question is from Todd Eilers of Roth Capital Partners. Your line is open.

<Q – Todd Eilers>: Good morning, everyone.

<A – Patrick Ramsey>: Hi, Todd.

<Q – Todd Eilers>: Just wanted to start off on the gaming ops install base. Can you give us a sense for how many removals came out of Alabama in the quarter?

<A – Patrick Ramsey>: Yes, it is a -- on a quarter-end basis, it is about 2400, is that right, Shannon?

<A – Shannon Brooks>: Just for the quarter?

<A – Patrick Ramsey>: For the quarter it’s approximately 2400 unit decline.

<Q – Todd Eilers>: For you guys out of Alabama?

<A – Shannon Brooks>: It’s 475.

<A – Patrick Ramsey>: It’s 475 for the quarter.

<Q – Todd Eilers>: Okay, all right. So it looks like the majority of the decline in the domestic installed base sequentially was primarily due to Alabama. Okay, that is helpful. And then, for the rest of the installed base, can you maybe break it down by how many of those units are in Oklahoma versus other markets domestically?

<A – Patrick Ramsey>: Yes, I’m going to have to follow up with you on that, on the details specifically domestically. I can tell you in Mexico, quarter to quarter we dropped over 200 units due to the closing of one facility.

<Q – Todd Eilers>: Okay. And then, I wanted to ask maybe some balance sheet questions and cash flow questions or use of cash flow. It looks like in the press release you guys guided for a minimum of $20 million free cash flow and no debt reduction for fiscal 2011. So if I look at that $20 million in free cash and then if I look on your balance sheet, it looks like you have got short-term notes receivables of about $14 million. So if I added those together, that’s about $34 million in gross cash flow coming in, I guess, expected for 2011 after inventory and capex investments. Can you -- with no plans to reduce debt, can you give us a sense for what your plans are for that $34 million, and can we assume maybe a stock buyback given where shares are right now?

<A – Adam Chibib>: I think it would be probably premature to assume a stock buyback. Obviously, we are considering all capital and other investments to continue to grow the company and that is certainly one of the alternatives the board and the company is considering, but it’s nothing that we have definitively concluded on just yet.

<Q – Todd Eilers>: Okay, all right. And then I noticed -- it looked like you guys in the quarter had advanced around $4 million for a development agreement. Can you maybe tell us what that project was? And then, can you give us a sense for any development agreement advances or plans for 2011?

<A – Adam Chibib>: Yes, obviously, sometimes those things are difficult to plan for. We don’t have any specific plans for development agreements in 2011, but again, those things are hard to predict and hard to forecast, and if we see an opportunity that makes business sense, obviously we are going to jump on it. But nothing is on the horizon as of yet. The one we did in the fourth quarter, I believe, was for the Cheyenne and Arapahoe tribe for placement of units there that will probably go online towards the latter or the beginning of this first fiscal quarter and throughout the rest of the year. So it won’t come all online at once, but will circle in throughout the year.

<Q – Todd Eilers>: And how many total games was that?

<A – Adam Chibib>: I believe that was 400 total units.

<Q – Todd Eilers>: Okay. And then on the game sale side, obviously you have got, I think, you mentioned five trials ongoing in Mississippi and Louisiana. At this point, can you maybe give us a sense for kind of what the average order size is after you guys complete the trial to kind of give us a sense for maybe what that might mean in terms of game sales, I guess, this year? And then also, what are the next commercial markets past Mississippi and Louisiana that you guys are focused on that we should look for licensing approvals this coming year?

<A – Patrick Ramsey>: Well, I will tell you, I will start by saying I mean average order size varies pretty -- it can vary by property. I will have -- and Mick is in the room with me here, and then I will have Uri talk to you a little bit about our upcoming license initiatives.

<A – Mick Roemer>: The normal – the trials are about eight units. We have had a mix of about four library titles and another mix of four Mega Meltdown or Sport of Kings/Slot Car Speedway. There is an exception with the Coushatta tribe, which is closer to 20, which isn’t part of the Louisiana trial. So we have four installations in Louisiana, one in Mississippi. We expect -- so far we have been fortunate in trials that we have had, those have turned to revenue events, and in the future, we would expect 4 to 10, 12 units is probably an average order size, but it is very difficult to predict.

<A – Adam Chibib>: And Todd, this is Adam. Usually the initial order is 4 to 12 units, and then the follow-on orders, if any, are usually larger, and we have seen that pretty consistently in Washington.

<A – Uri Clinton>: With regard to our current licensing pipeline, as stated in our press release, in the last 12 months, we’ve got 37 new licenses. We currently have nine licenses that have been submitted to gaming regulators for review and processing, and included in those licenses for submission, we’ve got licenses submitted to Iowa and Nevada. And then we have several other licenses that we are currently processing internally to be submitted, to continue that pipeline and the initiative of new licenses.

<Q – Todd Eilers>: Okay. That’s helpful, and then I guess the last question. Uri, maybe you could talk a little bit about the current environment in Alabama now that we’re past the elections there. Any sense for, you know, the potential for that market to open back up? I just wanted to get your thoughts there?

<A – Uri Clinton>: As anything with regard to the Alabama market, it is hard to tell until it actually happens. We have had some indication from the Governor-elect that he intends to disband the Governor’s task force, which is good news, but what it actually means, we’ll have to wait and see.

<Q – Todd Eilers>: Okay, all right. Thanks, guys.

<A – Adam Chibib>: Thanks, Todd.

Operator:  Thank you. Our next question is from Michael Spector of Castle Creek. Your line is open.

<Q – Michael Spector>: Hi. I had a couple of follow-up questions to the previous caller. Just initially, what was the cost for the strategic review? I am assuming that is in SG&A.

<A – Adam Chibib>: It is in SG&A, and it’s included in SG&A.  The total cost was less than $1 million.

<Q – Michael Spector>: Okay. And in regards to the current portion of the net receivable, is there any reason why it is down from last year?

<A – Adam Chibib>: Well, they paid off several tranches of some of the -- they had several notes that make up, that comprise that balance, and some of those tranches have been fully paid off. We expect the cash flow in 2011 to be down from 2010 because of that.

<Q – Michael Spector>: Okay. And then, when you say that there is a minimum free cash flow of $20 million in 2011, is that inclusive of some sort of -- some amount of the federal state income tax receivable being paid off?

<A – Adam Chibib>: Yes. To be clear, obviously we are under -- we have been currently under our routine IRS audits. So we don’t know the timing of those payments. So a portion of that 20 million is comprised of some of those federal income tax monies coming back. But it is very hard to predict when those balances will turn over to cash.

<Q – Michael Spector>: Got you. And when are you expecting New York to actually be up and running as far as starting to generate earnings or revenue, I should say?

<A – Patrick Ramsey>: We expect the first phase of it to be open in the early summer next year.

<Q – Michael Spector>: The early summer?

<A – Patrick Ramsey>: Yes.

<A – Adam Chibib>: Probably our fiscal fourth quarter, and it probably will not have a meaningful impact on that revenue line in our fiscal 2011.

<Q – Michael Spector>: You will not have it?

<A – Adam Chibib>: Correct -- a slight impact, but not a meaningful impact.

<Q – Michael Spector>: Got you. And a couple of more questions; how much do you think is the right -- how much cash do you need to actually run your business? What cash level?

<A – Adam Chibib>: Well, as we talked about with Todd, the previous caller, development agreements are something that are difficult to plan. If you don’t factor in development agreements, obviously we can fund our operations pretty comfortably just by routine operations as we have for the last six or eight quarters or so. Just when development agreements or opportunities come up, typically they require cash outlays that are hard to predict. So, I think keeping our cash at $15 million to $20 million on the balance sheet is very comfortable and the normal operating range that we would need to run the business.

<Q – Michael Spector>: Got you. And kind of going into what Todd asked before, so if you need $15 million to $20 million of cash to feel very comfortable, you are going to generate somewhere around $34 million of cash flow next year, including the free cash flow plus the $14 million of the repayment of the debt. And yet, I mean, what is your thought process as far as you say you’re going to keep your debt balance the same? Why would you take a negative spread on the $34 million that you are generating?

<A – Adam Chibib>: I think what we said is that we are going to continue to look at alternatives, including stock buybacks and investments in other technologies and thinking of investing R&D back into the business. So I think what we discussed in our press release is that we are going to continue to invest back into our business, and I think we will explore things such as stock buybacks, but nothing has been definitive on any of those fronts as of yet.

<Q – Michael Spector>: Okay. I guess if you say you are going to invest in your business, that should be all included in the negative -- the $20 million number, correct? Either the --.

<A – Adam Chibib>: Unless we see some technologies that we like or an opportunity that we like, then those numbers obviously would change if we decide to make a discrete investment in one particular item that has not been planned for.

<Q – Michael Spector>: Got you. That makes sense. And then just one final question. Just trying to understand the capex is that why it is flat next year. I mean I understand just kind of if you could walk me through how much you are anticipating spending on third-party games versus, as you say, you’re kind of shifting to more of like investing in your proprietary technology? I’m a little confused as far as -- I mean I’m assuming when you build a product to sell, especially cost of goods sold and not capex. So I’m just trying to understand as you move more towards proprietary gaming, what your thoughts are as far as the need to spend $27.5 million of net capex, which is kind of where you are guiding for 2011?

<A – Adam Chibib>: Yes. There’s obviously quite a few questions in there. So if I miss one of the -- miss one of the answers, let me know. So the key here is, you are right, is that we are going to invest more in proprietary games versus third-party games. And you are right. We should be able to put more capital – for the same amount of capital, I can put more machines to work.

So just to give you an example, if we only put out 1000 machines in 2010 because the majority of them were third-party, in 2011, I can put out 2000 machines into our recurring revenue base, therefore, getting a higher cash yield on that deployment of fixed assets. So what will change from ‘10 to ‘11 is the number of machines that go into our install base either to replace old games or to increase our total footprint.

So that is what is driving the capex. And you’re right about when we sell a game, it does flow through cost of goods sold, and obviously that is not a net capex number. So the delta between ‘10 and ‘11 is more games will go out into our footprint because they are our games versus third-party games.

<Q – Michael Spector>: And if they are recurring revenue, they actually are considered capex and not cost of goods sold?

<A – Adam Chibib>: Correct. And --.

<Q – Michael Spector>: The actual cost of making the game? They will be --.

<A – Adam Chibib>: That’s right. So if I paid $15,000 for a third-party machine, I capitalize $15,000; if my cost of goods sold was $7500 for my machine, then I only capitalize $7500 on the balance sheet. You just get about twice as many machines for the same amount of dollars.

<Q – Michael Spector>: Okay, great. Thank for answering my questions.

<A – Adam Chibib>: Sure.

Operator:  [Operator Instructions] Our next question is from Wilcoln Lee of Starwood Capital.

<Q – Wilcoln Lee>: Hello.

<A – Adam Chibib>: Hi, Wilcoln.

<Q – Wilcoln Lee>: Hey guys. I just wanted to follow up on the stock buyback question. Clearly, I think by any objective measure and you would think that the stock is cheap here. And secondly, you are clearly over-capitalized, and you are going to continue to generate more cash this coming year. I just don’t understand what the difficulty is in coming to a conclusion that probably the best use of cash flow right now is to buy back stock?

<A – Patrick Ramsey>: Well, like we said in our script and like we have said in the press release and like we said when we spoke to you in person, we’re looking at appropriate uses of cash, and that is obviously one of them, Wilcoln.

<Q – Wilcoln Lee>: Okay. Well, it worries me when you say stuff like you want to invest further in the business or if a new technology comes around. Because I would think that clearly those kinds of things should just kind of be normal course of the business, and I would hope that unless something really extraordinary comes along, that $20 million of free cash flow that you’re guiding to next year includes some of that spending. So I’m just a little perplexed. You took shareholders, you know, you went through a six-month strategic review process, the conclusion of which was really a non-event, which was paying down your credit facility, and I’m just kind of curious like, what is holding you back from doing something like buying back stock? You know, just doing something a little more definitive and doing something good for your shareholders.

<A – Patrick Ramsey>: Well, I would say there is nothing holding us back. We continue to review it, and we will update as appropriate.

<Q – Wilcoln Lee>: Okay. Let me rephrase the question. How much longer is it going to take for you to make such a determination? I mean, I would think that the six-month process you would probably have uncovered everything out there that you could possibly think of in terms of what the uses of free cash flow may be or what the best thing to do strategically is for the business. How much longer does it take to make a decision like that?

<A – Patrick Ramsey>: Wilcoln, I appreciate the questions. I think we have kind of answered it. I don’t want to put any timeframe on it.

<Q – Wilcoln Lee>: Okay, fair enough.

<A – Patrick Ramsey>: Thanks.

Operator:  Thank you. Our next question is from Ryan Worst of Brean Murray. Your line is open.

<A – Patrick Ramsey>: Hi, Ryan.

<Q – Ryan Worst>: Good morning, guys. Pat, if you could just talk about where you expect to deploy games in your installed base. Where do you see the growth opportunities? Are those revenue share gains in Class II or are they Class III and in what markets?

<A – Patrick Ramsey>: Yes, well, first, so you’re asking all about the revenue share side, and that is mainly obviously Oklahoma. And the way we look at Oklahoma is a bit -- we are very -- we have a huge footprint with the Chickasaw Nation, and we look to deploy a lot of our Class II games in that footprint. And that’s not so much a top line growth opportunity; it’s more about profitability and cash generation using our own proprietary product and also helps again the sustainability of that business. I think the more we put Class II product, and good Class II product, the more sustainable that business is. And then outside of Chickasaw Nation within Oklahoma, the opportunities are fairly large because we have very little, if any, of our own proprietary games outside of Chickasaw Nation in Oklahoma. Now will that be Class II or Class III? It is up to the customer, and that is the good thing about our technologies and our products is that we have both. So, I think we are looking for Oklahoma to be a good market for us in terms of incremental rev share placements.

<Q – Ryan Worst>: So incremental or refreshing your current base; and you know --?

<A – Patrick Ramsey>: Both.

<Q – Ryan Worst>: How does your base stand now in terms of the breakup between Class II and Class III games?

<A – Patrick Ramsey>: Yes, we are about -- our total footprint is -- in Oklahoma it is around 7000 units, just using rough numbers. We have around 1200 Class II units, so slightly under 20% Class II units. And I will remind you, over two-thirds of that footprint is third party product. So when you ask if it is incremental or replacement, it is both. Like I said, Chickasaw Nation is going to be all on replacement and changing out our own product, but we think there is good incremental opportunity outside of Chickasaw Nation.

<Q – Ryan Worst>: So I guess what I’m understanding is that a big part of the capex effort is going to go to replacing third-party games with your own proprietary titles?

<A – Patrick Ramsey>: Yes, either third-party games or some of our older -- we do have some proprietary products out there that is lower performing because it is older, so we will do both. We will replace third-party and our own with higher performing new units.

<Q – Ryan Worst>: Okay, thank you. And then just on the sales side, you had $2.1 million in sales of parts, I guess, and services. Is that something that should continue, or is that related to the game sales? How should we think about that?

<A – Adam Chibib>: That is hard to predict. It is in SAS kits. It sometimes is the software and maintenance -- the maintenance component of it will continue to go on, but that is relatively small. It’s hard to predict, and it’s hard to have a run-rate because no one’s got a quota for it. So it will continue to be lumpy, and it’s not something that you would expect to see every quarter. But we will have it throughout the year.

<Q – Ryan Worst>: Okay. And then just to make clear on your guidance, the $20 million in free cash flow, that does not include any notes receivable?

<A – Adam Chibib>: In the free cash flow number, it does not include -- well, that flows through cash. So yes, it is in the notes receivable number absolutely, yes.

<Q – Ryan Worst>: So your guidance of $20 million in free cash flow, so that includes some receivables on your notes?

<A – Adam Chibib>: It is all in trade receivables, not the note receivable.  Sorry.

<Q – Ryan Worst>: Okay, right. Thank you.

Operator:  [Operator Instructions] I’m not showing any further questions at this time.

Patrick J. Ramsey, President and Chief Executive Officer

Great. One follow-up, Todd, if you are still on the phone. I was prepared for your unit count question, and I just didn’t have the right paper in front of me at the time. The quarterly decline, just to break out in more detail, VictoryLand was 475. We removed some old legacy products quarter over quarter, which was 130 units, and then the facility in Mexico, Faselos Noches was 170. So that hopefully gives you some more breakdown quarter over quarter. I always have my Todd unit count question prepared. I just did not have the paper in front of me.

So I think that wraps up the call. Thank you for joining the call. We look forward to continued progress in 2011, and we look forward to seeing many of you next week in Las Vegas. So we appreciate it. Thanks.

Operator:  Ladies and gentlemen, this concludes today’s program. Thank you for your participation. You may now disconnect. Good day.